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EXHIBIT 4.6

LOCK-UP AGREEMENT

     THIS AGREEMENT (the "Agreement"), entered into this 6th day of March 2001, is by, between, and among PayStar Communications Corporation, a Nevada corporation (the "Company"), and Brian R. McClure, Chuck Kinnick, Jay Cassidy, Harry T. Martin, and Joe Garcia, shareholders of the Company (collectively the "Shareholders").

RECITALS:

     WHEREAS, each of the shareholders has received restricted shares of common stock of the Company under its 2000 Stock Option/Stock Issuance Plan (the "Plan");

     WHEREAS, the Company is proposing to file a registration statement on Form S-8 to register the exercise of options granted under the plan and the resale of shares granted to the Shareholders;

     WHEREAS, to assist the Company in maintaining an orderly market for its common stock, each of the undersigned is willing to lock-up one-half of his shares received in the stock issuance under the Plan, subject to the terms of this Agreement;

     NOW, THEREFORE, in consideration of the mutual terms and conditions of this Agreement, the parties hereto agree as follows:

     1. Until July 31, 2001, each of the Shareholders shall not offer or sell the shares of the Company's common stock designated below, which shares were issued to the Shareholders as stock grants under the Plan:

     Name                    No. of Shares
     Brian R. McClure          25,000
     Chuck Kinnick             25,000
     Jay Cassidy               50,000
     Harry T. Martin           25,000
     Joe Garcia                25,000

     2. The Company shall use its best efforts to prepare and file a registration statement on Form S-8 which shall include all of the shares issued to the shareholders under the Plan and shall use its best efforts to maintain the effectiveness of the registration statement at least until December 31, 2001, or until all of the foregoing shares are resold, whichever shall first occur.

     3. Notwithstanding the foregoing, any of the Shareholders may make a transfer of any of the shares to one or more members of his immediate family, provided that the transferee shall expressly agree to be bound by the obligations of the undersigned pursuant to this Agreement.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement the day and year first above written.

COMPANY:     PayStar Communications Corporation


            By /s/ William D. Yotty
                   William D. Yotty, Chairman


SHAREHOLDERS:  /s/ Brian R. McClure
                   Brian R. McClure

               /s/ Chuck Kinnick
                   Chuck Kinnick

               /s/ Jay Cassidy
                   Jay Cassidy


               /s/ Harry T. Martin
                   Harry T. Martin


               /s/ Joe Garcia
                   Joe Garcia